FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-04

From: Bc Struct Prod Synd Barclay (BARCLAYS CAPITAL INC) At: 11/06/19 16:10:08

Subject: ***PUBLIC IO PRICING*** BBCMS 2019-C5 -- $849.764 NEW ISSUE CMBS

BBCMS 2019-C5 -- NEW ISSUE CMBS

$849.764MM NEW ISSUE CMBS IO ***PUBLIC IO PRICING***

JOINT BOOKRUNNERS
& CO-LEAD MANAGERS:	BARCLAYS CAPITAL INC.
KEYBANC CAPITAL MARKETS INC.
NATIXIS SECURITIES AMERICAS LLC
SG AMERICAS SECURITIES, LLC

CO-MANAGERS:	BANCROFT CAPITAL, LLC
ACADEMY SECURITIES, INC.

RATING AGENCIES:	S&P, FITCH & KBRA

***PUBLIC OFFERED IO CERTIFICATES***

CLASS	RATINGS (S/F/K)	AVAILABLE SIZE ($MM)	CPN	WAL*	~PV(MM)	SPRD	YIELD	PX
X-A	AAA/AAA/AAA	674.990	0.89657	8.48	44.7	J+130	3.06891%	6.6189

* WAL OF NOTIONAL BALANCE @ 100CPY TO CALL

--TRANSACTION SUMMARY--

POOL BALANCE:	$1,001,321,188
NUMBER OF LOANS:	55
NUMBER OF PROPERTIES:	115
WA CUT-OFF LTV:	57.1%
WA MATURITY LTV:	52.8%
WA U/W NCF DSCR:	2.39x
WA U/W NOI DY:	10.8%
WA MORTGAGE RATE:	3.86875%
TOP 10 LOANS %:	40.6%
WA REM TERM MATURITY:	113 MONTHS

LOAN SELLERS:	KEYBANK (28.7%), BARCLAYS (25.8%), NATIXIS (20.0%), SGFC (11.2%), RMF (8.9%), BSPRT (5.4%)

TOP 5 PROPERTY TYPES:	RETAIL (21.7%), OFFICE (21.6%), MULTIFAMILY (18.7%), SELF STORAGE (11.8%), HOTEL (11.3%)

TOP 5 STATES:	CA (13.8%), NY (8.9%), PA (8.3%), NJ (7.4%), OH (7.0%)

MASTER SERVICER:	KEYBANK NATIONAL ASSOCIATION
SPECIAL SERVICER:	KEYBANK NATIONAL ASSOCIATION
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
DIRECTING HOLDER:	LD II SUB VII, LLC (AN AFFILIATE OF PRIME FINANCE ADVISORY, L.P.)
RISK RETENTION:	L-SHAPED
TRUSTEE:	WELLS FARGO BANK, NATIONAL ASSOCIATION
CERT. ADMIN.:	WELLS FARGO BANK, NATIONAL ASSOCIATION

--ANTICIPATED TIMING--
TERM SHEET/ANNEX A-1:	ATTACHED
EXPECTED SETTLEMENT:	11/26

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. bEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. yOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. aLTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

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